Exhibit 99.1

Investor Relations contact: Myles McCormick Tel: 650/696-2933 investor_relations@gymboree.com
Media Relations contact: Jennifer Bonzagni Marshall Tel: 650/373-7637 media_relations@gymboree.com

The Gymboree Corporation Reports October and Third Quarter Sales Results

BURLINGAME, Calif., Nov. 6, 2003 – The Gymboree Corporation (NASDAQ: GYMB) reported net sales from retail operations for the four-week period ended November 1, 2003, of $48.7 million, a decrease of 7% compared to net sales from retail operations of $52.6 million for the same four-week period last year. Comparable store sales for the four-week period decreased 12% compared to a 14% increase in comparable store sales for the same period last year.

For the third fiscal quarter ended November 1, 2003, net sales from retail operations totaled $148.1 million, a 2% increase over the $144.5 million in net sales from retail operations reported for the quarter ended November 2, 2002. Comparable store sales for the quarter decreased 3% over the same period last year.

Net sales from retail operations for the 39 weeks ended November 1, 2003 were $394.6 million, an increase of 4% compared to net sales from retail operations of $379.2 million for the same period last year. Comparable store sales for the 39-week period were flat over sales reported for the same period last year.

“Our dressy holiday product wasn’t differentiated enough from our competition, resulting in lower October comp sales – compared to three past years of incredible comps,” said Lisa Harper, The Gymboree Corporation’s chairman and chief executive officer. “We are confident that our ongoing product strategy will maintain our position as a market leader in terms of fashion and novelty merchandise. Importantly, our gross margins were very strong throughout the quarter, enabling us to reaffirm our earnings guidance.”

The Gymboree Corporation projects that comparable store sales in November will be flat to the prior year. The Company reaffirms earnings for the third and fourth quarters to be in the range $0.25 to $0.27 and $0.39 to $0.41 per diluted share, respectively. For the full fiscal year, the Company expects earnings per diluted share to be in the range of $0.84 to $0.88.

Management Presentations

For more information about October sales, please listen to The Gymboree Corporation’s monthly sales recording by calling its Investor Relations Hotline at 650-696-2933. The recording will be available Thursday, November 6 at 7:55 a.m. EST through Thursday, November 13 at 11:59 p.m. PST.

The live broadcast of the discussion of third quarter 2003 earnings results will be available to interested parties at 1:30 p.m. PST (4:30 p.m. EST) on Tuesday, November 18. To listen to the live broadcast over the Internet, please log on to gymboree.com, click on “Our Company” at the bottom of the page, go to “Investor and Media Relations” and then “Conference Calls & Web casts.” A replay of the call will be available shortly after the broadcast through midnight EST, November 24, 2003, at 703-925-2533, pass code 6414309, as well as archived on our Web site at the same location as the live Web cast.

About The Gymboree Corporation

The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of November 1, 2003, the Company operated a total of 612 stores: Gymboree® retail stores (536 in the United States, 27 in Canada, and 24 in Europe) and 25 Janie and JackTM retail shops in the United States. The Company also operates online stores at gymboree.com and janieandjack.com, and offers directed parent-child developmental play programs at 533 franchised and company-operated centers in the United States and 25 other countries.

Forward-Looking Statements

The foregoing sales figures for October and the third fiscal quarter 2003 are un-audited and subject to quarter-end and year-end adjustment, and could differ materially from those indicated. The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation’s anticipated sales growth and future financial performance. These are forward looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially as a result of a number of factors, including customer reactions to new merchandise and service levels, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission.

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